UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 10, 2008

TORRENT ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	000-19949	84-1153522
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

One SW Columbia Street., Suite 640, Portland OR 97258
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 503.224.0072

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.03. Creation of a Direct Financial Obligation.

On March 12, 2008, Bill Lansing, a director of our Company, loaned $25,000 to our Company, and we issued a short-term promissory note (the "Note") to Mr. Lansing. Interest on the Note accrues from the date of issuance at the rate of 8% per annum. Repayment of principal, together with accrued interest, may be made at any time without penalty. In the event that any amount payable under the Note is not paid in full when due, our Company shall pay, on demand, interest on such amount at the rate of 12% per annum. Upon any "Event of Default," as defined in the Note, Mr. Lansing may declare the entire unpaid balance of this Note immediately due and payable.

The description of the Note contained herein does not purport to be complete and is qualified in its entirety by the complete text of the Note, which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 14, 2008 George Hampton, Curtis Hartzler and Michael Raleigh resigned as directors of our Company.

Messrs. Hampton, Hartzler and Raleigh’s resignations were not as a result of any disagreement on any matter relating to our Company’s operations, policies or practices.

John Carlson and Bill Lansing are our remaining directors, John Carlson is our President and CEO, and Peter Craven continues as our Secretary and CFO.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Promissory Note, dated March 12, 2008, made by the Company in favor of Bill Lansing

99.1	News release dated March 14, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TORRENT ENERGY CORPORATION

/s/ Peter Craven
Peter Craven
Chief Financial Officer

March 13, 2008